Exhibit (j)

AMENDMENT TO CUSTODY AGREEMENT

This Amendment (the “Amendment”) to the Custody Agreement is made as of January 17, 2025, by and among each management investment company identified on Appendix B hereto (each, a “Fund” and collectively, the “Funds”) and UMB Bank, N.A. (the “Custodian” and together with the Funds, the “Parties”).

WHEREAS, Hamilton Lane Private Assets Fund, a Delaware statutory trust and the Custodian entered into a Custody Agreement dated April 27, 2020 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, Section 15 of the Agreement reserved the ability to add additional funds to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement, as more particularly set forth herein; and

WHEREAS, each Fund set forth on Appendix B desires to become a party to the Agreement and that this Agreement be applicable to each of the Funds set forth on Appendix B, and the Custodian desires to provide the services set forth in the Agreement, as amended hereby, to each Fund set forth on Appendix B.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to the Agreement Applicable Only to Certain Funds

The Parties hereby agree that Hamilton Lane Venture Capital and Growth Fund and its subsidiaries (as identified on Appendix B) be subject to Schedule A-2 of the Agreement.

2.	Miscellaneous

(a)  Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received in electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

EACH OF THE ENTITIES SET FORTH ON APPENDIX B ATTACHED HERETO
Attest:
	By:	/s/ Keith Kleinman
	Name:	Keith Kleinman
	Title:	Authorized Signatory
	Date:	January 17, 2025

UMB BANK, N.A.

Attest:	By:	/s/ Amy Small
	Name:	Amy Small
	Title:	Executive Vice President
	Date:	January 21, 2025

APPENDIX B

Hamilton Lane Private Assets Fund and its subsidiaries:

PAF JZ Blocker

HL PAF Holdings, LLC

PAF Diamond Blocker

HL PAF DE Blocker LLC

HL PAF Splitter LLC

HL PAF Da Vinci SPV LLC

Hamilton Lane Private Infrastructure Fund and its subsidiaries:

HL Private Infra Fund DE Holdings LLC

HL PIF Cayman Blocker LP

HLPIF DE Blocker LLC

HL PIF Splitter LLC

Hamilton Lane Private Secondary Fund and its subsidiaries:

HL PSF Holdings LLC

HL PSF Cayman Blocker LP

HL PSF DE Blocker LLC

HL PSF Splitter LLC

Hamilton Lane Venture Capital and Growth Fund and its subsidiaries:

HL VCGF Holdings LLC

HL VCGF Cayman Blocker LP

HL VCGF DE Blocker LLC

HL VCGF Splitter LLC

Effective        January 17      , 2025

Schedule A-2
to the

Custody Agreement
by and between

the Funds listed on Appendix B and
and

UMB Bank, N.A.

APPLICABLE TO HAMILTON LANE PRIVATE SECONDARY FUND AND HAMILTON LANE VENTURE CAPITAL AND GROWTH FUND AND THEIR SUBSIDIARIES

Fees

Flat Fee

Subject to annual fee per account (assessed monthly at 1/12 of the flat fee)		$12,000

Flat Fee per Feeder/Blocker/SPV Fund (annual, per account)		$5,000

Portfolio Transaction Fees
■	Security transactions – Depository Settlements*	$10
■	Physical transactions*	$30
■	Inter-portfolio cash/security transfer	$3
■	Wire in and check deposit – requested via automated (non-settlement-related)	$10
■	Wire out and check issued – requested via email or fax (non-settlement-related)	$25
■	ACH out and in	$1
■	FX via UMB	Included
■	USD cross border wire in / out	$35
■	Foreign Currency payments / receipts	$35

* A transaction includes buys, sells, maturities, or free security movements.

Special Services
■	Class Action Filings/Collection	Included
■	Standard File Transmission (cash, holdings, transactions)	Included
■	Conversion transactions	TBD
■	Non-standard file transmission, maintenance, monthly	$200

Fees for activities of a non-recurring nature such as Company consolidations or reorganizations, third-party tax recovery services support, extraordinary security transfers or shipments and the preparation of special reports will be subject to negotiation. Fees for other special items will be negotiated separately.

Additional fees at $200 per hour, or as agreed upon by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports or data extracts.

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to security transfer fees, certificate fees, shipping/courier fees or charges, bank DDA service charges, proxy fees/charges, legal review/processing of restricted and private placement securities, custom programming charges, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of the Agreement and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

This fee schedule pertains to custody of U.S. domestic assets only. We will provide our fee schedule for Euroclear and global custody upon request.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.